UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 6, 2015

Red Hat, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33162	06-1364380
(Commission File Number)	(IRS Employer Identification No.)

100 East Davie Street, Raleigh, North Carolina	27601
(Address of Principal Executive Offices)	(Zip Code)

(919) 754-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On August 6, 2015, the Board of Directors (the “Board”) of Red Hat, Inc. (the “Company”) elected Kimberly L. Hammonds to serve on the Board, effective immediately, as a Class I director with a one-year term expiring in 2016. A press release announcing the election was issued on August 10, 2015, and is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Ms. Hammonds is Global Chief Information Officer and Global Co-Head of Group Technology and Operations at Deutsche Bank AG (NYSE: DB), a global banking and financial services company. She joined Deutsche Bank in November 2013 from The Boeing Company, a global aerospace company, where she served as chief information officer. During her five-year tenure with Boeing she also had responsibility for global infrastructure and global business systems. She joined Boeing from Dell Incorporated, where she led IT systems development for manufacturing operations in the Americas, and directed global IT reliability and factory systems. Ms. Hammonds holds a Bachelor of Science degree in Mechanical Engineering from the University of Michigan and an MBA from Western Michigan University.

Her election brings the size of the Board to ten members. There are no arrangements or understandings pursuant to which Ms. Hammonds was selected as a director. The Board has determined that Ms. Hammonds has no material relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that she is an independent director under the rules of the New York Stock Exchange. Ms. Hammonds has not yet been appointed to any committees of the Board.

Ms. Hammonds will be compensated under the compensation plan currently in effect for the Company’s non-employee directors, the 2010 Non-Employee Director Compensation Plan (the “Director Compensation Plan”). Under the Director Compensation Plan, she will be eligible to receive an annual cash retainer of $50,000 for her service as a member of the Board. In addition, the Director Compensation Plan provides for the following annual cash retainers for service on committees of the Board: (i) $20,000 for service on the Audit Committee; (ii) $15,000 for service on the Compensation Committee; and (iii) $7,500 for service on the Nominating and Corporate Governance Committee.

Under the Director Compensation Plan, a director may elect to receive all or a portion of any cash compensation in the form of the Company’s deferred stock units (“DSUs”). DSUs represent the right to receive shares of the Company’s common stock (“Common Stock”) at a future date. The number of DSUs to be granted is determined by dividing the portion of the cash compensation with respect to which the election is made by the closing price of a share of Common Stock on the date the cash compensation is due to be paid. DSUs issued in lieu of cash compensation are fully vested upon issuance and will be settled in shares of Common Stock upon termination of service on the Board.

In connection with her election to the Board, Ms. Hammonds will be granted, on the next regularly scheduled grant date for employees, a restricted stock award equal to a number of shares of Common Stock determined by dividing $300,000 by the closing price of a share of Common Stock on the date of grant. These shares of restricted stock will vest equally over a three-year period on the anniversary of the date of grant.

In addition to an initial equity grant, Ms. Hammonds will be eligible to receive an annual equity award consisting of a restricted stock award for a number of shares of Common Stock determined by dividing $250,000 by the closing price of a share of Common Stock on the date of grant. These shares of restricted stock will vest on the first anniversary of the grant date. Under the Director Compensation Plan, directors may also elect to receive DSUs on a one-for-one basis in lieu of any annual restricted stock award. These DSUs would vest on the same basis as the annual restricted stock award and will be settled in shares of Common Stock upon termination of service on the Board.

The foregoing description of the terms of the Director Compensation Plan does not purport to be complete and is qualified in its entirety by the provisions of the Director Compensation Plan, which was filed as Exhibit 10.34 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2014, and is incorporated herein by this reference.

The Company does not pay meeting fees. Non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board and meetings of any committees of the Board on which they serve.

Ms. Hammonds has entered into an indemnification agreement with the Company. In general, the indemnification agreement provides that the Company will, to the fullest extent permitted by law, and subject to certain limitations and exceptions, indemnify the indemnitee against expenses, judgments, fines, penalties and amounts paid in settlement that may be incurred in connection with the defense or settlement of threatened, pending or completed proceedings to which the indemnitee becomes subject in connection with her service as director of the Company.

The indemnification agreement provides for indemnification rights regarding both third-party claims and proceedings brought by or in the right of the Company. In addition, the indemnification agreement provides for the advancement of expenses incurred by the indemnitee under certain circumstances. The indemnification agreement is not exclusive of any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under the charter or bylaws of the Company, a separate agreement with the Company, or applicable law.

The foregoing summary of the indemnification agreement is qualified in its entirety by reference to the provisions of the Form of Indemnification Agreement, a copy of which was filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2012, and is incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2015	RED HAT, INC.

	By:	/s/ R. Brandon Asbill

	Name:	R. Brandon Asbill

	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 10, 2015